On the original timely filed Form 4, the Reporting Person reported the following transaction as a sale of shares on Table I.  The Reporting Person hereby amends such Form 4 to report the transaction on Table II.  On 3/21/02, the Reporting Person entered into a forward sale agreement of 100,000 shares of the Issuer's common stock providing for delivery of up to 33,333 shares on 2/25/05, 33,333 shares on 3/25/05 and 33,334 shares on 4/25/05 subject to the price of the Issuer's common stock on such dates.  On each of these dates, if the price of the Issuer's common stock (i) is equal to or below $31.3831 per share, then the maximum number of shares would be sold, (ii) is between $31.3831 and $47.0747 per share, then the number of shares sold would equal the maximum number of shares multiplied by $31.3831 and then divided by the share price or (iii) exceeds $47.0747 then the number of shares sold would equal the maximum number of shares multiplied by the difference between the share price and $15.6916 and then divided by the share price.  The Reporting Person received a non-refundable prepayment of $2,458,870.